EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of August ___, 1999, is made and entered into by and between GLOBAL CASINOS, INC., a Utah corporation, ("Company") and ERIC HARTSAUGH ("Employee"). For the definition of certain terms used in this Agreement, see Section 6 below.

     The Company and Employee agree as follows:

Section 1.  Employment.

          1.1. Engagement.  The Company will employ Employee, and
Employee will accept employment, as an Employee of Company for the Term, subject to and in accordance with the provisions of this Agreement.

          1.2. Duties. During the Term, Employee will serve Company in the capacity of Vice President of Operations or such other capacity as may be designated by the Board, or President Employee's duties as an Employee of Company include all of the duties normally associated with such capacity. Employee's duties will also include such other activities, responsibilities and duties as may reasonably be assigned from time to time by the President or the Board. If Employee is elected or appointed by the Board as an officer or other position with Company, Employee will perform the duties of such position as described in the Company's bylaws or as determined from time to time by the Board.

          1.3. Attention and Effort. During normal business hours, for such periods of time as the Company has specific projects assigned to Employee, Employee will devote Employee's best efforts, entire productive time, ability and attention to the business of Company. For such periods of time as there are no specific projects assigned to Employee, Employee shall only be required to devote such time, effort and attention to the affairs of the Company as may from time to time be requested by the President or Board, subject to the agreement of Employee. Further, during the Term, Employee will not, without Company's prior written consent, directly or indirectly engage in any employment, consulting or other activity which would interfere or conflict with the performance of Employee's duties or obligations to Company or which would directly or indirectly compete with Company.

Section 2.  Compensation.

          2.1. Base Salary.  During the Term, Company will pay
Employee a base salary equal to $65,000 per year, payable bi-weekly.

          2.2. Incentive Compensation. In addition to base salary described in paragraph 2.1, Employee may be entitled to receive such bonuses and other compensation as may be determined by the Board or the President (e.g., pursuant to such bonus, stock and other incentive compensation plans as may be adopted and maintained by Company during the Term).

          2.3 Stock Incentive Plan. The Company has adopted and implemented a Stock Incentive Plan pursuant to which the Company shall be authorized to issue incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended ("Stock Plan"). Employee shall be entitled to receive incentive stock options exercisable to purchase 30,000 shares of the Company's common stock at an exercise price per share equal to the average bid and ask prices of the Company's common stock as quoted on the over-the-counter market on the date of this Agreement. Of such incentive stock options, 10,000 incentive stock options shall vest and become exercisable on each anniversary of the date of this Agreement, subject to Employee's continued employment on each such anniversary date. The incentive stock options shall be exercisable for a period of five years from the date of grant, subject to vesting and subject to early termination as provided for in the Stock Plan.

          2.4. Benefits. During the Term, Employee will be entitled to participate in such fringe benefit programs (e.g., medical, dental, disability, life insurance and vacation programs) as may be provided from time to time by the Board or any person or committee appointed by the Board to determine fringe benefit programs, all subject to and in accordance with the eligibility and other requirements of such programs.

          2.5. Expenses. During the Term, Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for Company under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as Company may from time to time establish for its Employees generally.

          2.6. Withholding and Offset. Payment of the base salary and any other amounts to Employee will be subject to such withholding and offset as may be provided by applicable law (e.g., for income tax purposes) or consented to by Employee.

          2.7. Indemnification. Subject to applicable law, the Company shall indemnify and hold Employee harmless from any and all loss, judgments or claims Employee may suffer in the proper discharge of Employee's duties hereunder, including, but not limited to attorney's fees and court costs.

Section 3.  Term and Termination.

          3.1. Commencement.  The Term will commence on August ___,1999.

          3.2. Termination. The Term will terminate upon the first of the following to occur: (a) Company's termination of Employee's Employment for Cause pursuant to paragraph 3.3; (b) Company's termination of Employee's employment without Cause pursuant to paragraph 3.4; (c) Employee resigns from employment as an Employee of Company pursuant to paragraph 3.5; (d) Employee terminates his employment for Cause pursuant to paragraph 3.6; (e) the death of Employee; or (f) the disability of Employee resulting from injury, illness or disease, whether of a mental or physical nature, which substantially impairs or prevents the ability of Employee to satisfactorily perform Employee's duties and obligations under this Agreement for a period of 90 days; (g) the Change in Control of the Company or (h) three (3) years from the commencement date. If the Employee is terminated pursuant to subparagraphs 3.2(a), (c), (e),
(f) or (h), the Employee shall be entitled to no additional compensation under Section 2 herein after the date of termination. However, if an Employee is terminated pursuant to subparagraphs 3.2(b), (d) or (g), Employee shall be entitled to receive the Termination Payments provided for in Section 3.9 below.

          3.3. Termination for Cause. Company may at any time terminate Employee's employment for Cause without prior notice.

          3.4. Termination Without Cause. Company may at any time terminate Employee's employment with or without Cause by giving
Employee notice of the same at least five (5) days prior to the effective date of such termination.

          3.5. Resignation. Employee may at any time resign from employment with Company by giving Company notice of thirty (30) days prior to the effective date of such termination.

          3.6. Termination For Cause By Employee. Employee may at any time terminate Employee's employment for Cause without prior notice.

          3.7. Termination Due to Change in Control. Employee may terminate Employee's employment due to a Change in Control without prior notice.

          3.8. Disability. If in the event of a disability described in paragraph 3.2(e) Company decides not to terminate Employee's employment and Employee is entitled to receive payments (i.e., in lieu of wages or other compensation for employment) on account of such disability under any fringe benefit program provided by Company, then the base salary described in paragraph 2.1 will be reduced to the extent of such entitlement.

          3.9. Termination Payments. In the event the Employee's employment is terminated pursuant to paragraph 3.4 or 3.6, the Company shall be obligated to pay to Employee Termination Payments equal to, in the aggregate, all of the Employee's then current base salary payable for the number of years, and fractions of years, remaining on the Term of this Agreement as defined in
Section 3.2(g) above. Such Termination Payments shall be due and payable when and as paid prior to the date of Termination.

          3.10. Return of Company Property. Upon termination of the Term, Employee will deliver to Company any and all property of Company which is in Employee's possession or control (including, but not limited to, any and all Materials).

          3.11. Survival. Sections 4 and 5, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term.

Section 4.Confidentiality.

          4.1. Confidential Information. In the course of Employee's employment with Company, Employee will have access to certain Confidential Information. Employee will use and disclose Confidential Information solely for the purposes for which it is provided and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Employee will not use or disclose any Confidential Information (a) other than as required in the course of Employee's employment with Company, (b) for Employee's own personal gain, or (c) in any manner contrary to the best interests of Company.

          4.2. Proprietary Information of Others. Employee will not use in the course of Employee's employment with Company, or disclose or otherwise make available to Company any information, documents or other items which Employee may have received from any other person (e.g., a prior employer) and which Employee is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Employee is bound).

          4.3. Work Product. All Work Product which Employee conceives, develops or first reduces to practice, either alone or with others, during the Term will be the sole and exclusive property of Company, together with any and all related Intellectual Property Rights. The foregoing applies to all Work Product which relates to Employee's performance of services under this Agreement, Company's Field of Business or Company's actual or demonstrably anticipated research or development and whether or not such Work Products are conceived, developed or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities, personnel, Confidential Information or other resource of Company.

          4.4. Disclosure and Protection of Work Products.
Employee will disclose all Work Products described in paragraph 4.3 to Company, promptly and in writing. At Company's request and at Company's expense, Employee will assist Company or its designee in efforts to protect such Work Products. Such assistance may include, but is not necessarily limited to, the following:
(a) making application in the United States and in foreign countries for a patent or copyright on any Work Products specified by Company; (b) executing documents of assignment to Company or its designee of all Employee's right, title and interest in and to any Work Product and related Intellectual Property Rights; and
(c) taking such additional action (including, but not limited to, the execution and delivery of documents) to perfect, evidence or vest in Company or its designee all rights, title and interest in and to any Work Product and any related Intellectual Property Right.

          4.5. Materials. All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Employee. All such Materials authored, made, conceived or developed by Employee or made available to Employee (or any copies or extracts thereof) will be held by Employee in trust solely for the benefit of Company. Employee will use such Materials only as required in the course of Employee's employment with Company or as otherwise authorized in writing by Company.

          4.6. Notice. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee's own time, unless: (a) the invention relates
(i) directly to the Company or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by Employee for Company.


Section 5.Competition.

     5.1 Employee covenants to and with the Company, its successors and assigns, that during the term of this Agreement and for a period of twelve (12) months from the date of the termination of this Agreement if terminated pursuant to Sections 3.3 or 3.5 of this Agreement, he will not directly or indirectly, either as principal, agent, manager, employee, owner, partner (dominant or otherwise), stockholder, director or other officer of a corporation, creditor, consultant or otherwise, engage or become interested financially or otherwise, in any business, agency, trade or occupation similar to or in competition with the Company or its affiliates; nor shall Employee, during the term of this Agreement and for a period of six (6) months from the date of the termination of this Agreement, consult or enter into any agreement or arrangement with any other person, firm, corporation or entity to conduct any research or development, nor shall Employee directly or indirectly conduct such research or development on its own behalf, related to the discovery of processes, improvements, developments or commercialization of any service or product developed or reduced to practice during the period of employment with the Company, unless Employee shall have first obtained the Company's expressed written consent thereto. Because of the nature of the business, the parties agree that it is reasonable for the covenant to apply to any state of the United States or any political subdivision of a foreign nation or state within which the Company owns or operates a gaming facility. If the geographic area is determined by a court to be overly broad in scope, it shall be modified only to the extent necessary to bring it within the requirements of the law and interpreted to give the Company the broadest protection allowed by law.

     5.2 In the event of a breach or threatened breach by Employee of any provisions of this Section 5, the Company shall be entitled to an injunction restraining it from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants contained in this Section 5 shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

     5.3 The covenants contained in this Section 5 shall terminate and, upon termination, shall be unenforceable and of no further legal force and effect, in the event the Company, or any successor to the Company, becomes insolvent or ceases for any reason to conduct business operations for a continuous period of at least thirty (30) days.

     5.4 The Company shall have the right to assign the aforesaid covenants; and Employee agrees to remain bound by the terms of the covenants to any and all subsequent purchasers and assignees of the assets and business of the Company.

Section 6.Non-Interference.

     6.1 The Employee covenants with the Corporation that employees of or consultants to the Corporation and employees of and consultants to firms, corporations or entities affiliated with the Corporation have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Corporation's business operations which is confidential information and proprietary to the Corporation.

     6.2 In order to protect the Corporation's confidential information and to promote and insure the continuity of the Corporation's contractual relations with its employees and consultants, the Employee covenants and agrees that for so long as the Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of six (6) months from the date the Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly, or permit or encourage others to directly (i) interfere in any manner whatsoever with the Corporation's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Corporation to cease performing services for or on behalf of the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, or conduct any business activity in cooperation or association with, any person or entity who is then employed by the Corporation, or any subsidiary of the Corporation, except with the consent of the Corporation.

     6.3 In the event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this Section 6 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 6 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

Section 7.Clients and Customers.

     7.1 In order to protect the Corporation's proprietary rights and to promote and ensure the continuity of the Corporation's contractual relations with its customers and clients, the Employee covenants and agrees that, for so long as the Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date the Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly, or permit or encourage others to directly (i) interfere in any manner whatsoever with the Corporation's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Corporation to cease doing business with the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Corporation's customers or clients to provide any services or products to any of such customers or clients as they may from time to time exist or be constituted, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Corporation to its clients or customers or proposed to be provided by the Corporation to its clients or customers, or except under circumstances to which the Corporation has consented in writing, which consent shall not be unreasonably withheld.

     7.2 In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 7 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 7 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

Section 8.Definitions.

          Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

          8.1. "Board" means Company's Board of Directors.

          8.2. "Cause" for purposes of paragraph 3.3, shall include the occurrence of any of the following:

               a. The Employee commits a material breach of the terms of this Agreement, which shall remain uncured for a period of thirty (30) days after written notice by the Company of such breach.

               b. The Employee is shown to have engaged in any act of dishonesty detrimental to the Company, or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

               c. The Employee fails to devote his full time, attention and efforts to the business and affairs of the Corporation or its affiliated companies which condition remains uncured for a period of thirty (30) days after written notice by the Company; or

               d. The Employee has been grossly negligent in the performance of his employment duties or responsibilities which condition remains uncured for a period of thirty (30) days after written notice by the Company.

          8.3. "Cause," for purposes of paragraph 3.6, shall include the occurrence of any of the following:

               a. The breach or violation by the Company of the any of the material terms of this Agreement, which shall remain uncured for a period of thirty (30) days of written notice by Employee of such breach;

               b. Any significant change in position, duties and responsibilities of Employee to which the Employee does not consent;

               c. Any move of the Company or its principal officers resulting in or any other requirement that the Employee, without his consent, change his principal residence.

               d. The Company has shown to have engaged in any active material dishonesty or fraud upon the Employee.

               e. There shall occur a Change of Control of the Company.

          8.4. "Change of Control" means any transaction of the Company involving (i) the merger or consolidation of the Company into or with another entity where the Company's shareholders receive less than 50% of the outstanding voting securities of the new or continuing entity, (ii) the sale of all or substantially all of the Company's assets, (iii) any person not already a stockholder of the Company becoming a beneficial owner, directly or indirectly, of the securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities,
(iv) a change in the majority of the Board of Directors of the Company, or (v) the Company terminating its business or liquidating its assets.

          8.5. "President" means Company's Chief Executive Officer.

          8.6. "Company's Field of Business" means any of the fields of the Company's business. On the date of the Agreement, Company's Field of Business includes, but is not necessarily limited to, the following: owning and operating gaming casinos and gaming related businesses.

          8.7. "Confidential Information" means any information that is confidential, proprietary or trade secret information of Company or any of its customer or clients or any other information the use of disclosure of which by Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which Company is bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, business plans, marketing plans, information as to existing or future products or services of Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets.

               Notwithstanding the foregoing, the restrictions on disclosure and use of information and materials as set forth in
Section 4 shall not apply to the following, and the following is not confidential or proprietary information: (1) any information or materials which were generally available to the public at the time made available to Employee by the Company; (2) any information or materials which become, without breach of Section 4 and through no fault of Employee, generally available to the public; (3) any information or materials which Employee has received from other sources prior to the date of this Agreement, subject to no restrictions on disclosure applicable to Employee; and (4) any information or materials which Employee at any time lawfully obtains from a third party who is not under any obligation of secrecy or confidentiality to the Company, under circumstances permitting disclosure by Employee to others without restriction.

          8.8. "Intellectual Property Right" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right.

          8.9. "Materials" means hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files, client contract records and other tangible manifestations of any Confidential Information or Work Products.

          8.10.     "President" means Company's President.

          8.11. "Term" means the term of Employee's employment as an Employee of Company pursuant to this Agreement.

          8.12. "Work Product" means any invention, discovery, concept or idea (including, but not necessarily limited to, hardware, software programs, or processes, techniques, know-how, methods, systems, improvements, analytical reports, and other developments).

Section 9.  Miscellaneous.

          9.1. Compliance with Laws. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

          9.2. Equitable Relief. Employee acknowledges that: the provisions of Sections 4 and 5 are essential to Company; Company would not enter into this Agreement if it did not include such provisions; the damages sustained by Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that Company may have (e.g., under this Agreement, by law or otherwise), Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

          9.3. Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

          9.4. Entire Agreement. This Agreement constitutes the Entire Agreement, and supersedes any and all prior Agreements, between Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

          9.5. Applicable Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of Colorado, without reference to its choice of law rules.

          9.6. Attorneys Fees. In the event that either party consults or retains an attorney to enforce the terms of this Agreement, the prevailing party in any such dispute or litigation shall be entitled to recover from the other party its reasonable attorneys fees and costs incurred.

          9.7. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by law.

     COMPANY:                 GLOBAL CASINOS, INC., a Utah corporation



                              By:/s/Stephen G. Calandrella
                                 Stephen G. Calandrella, President



     EMPLOYEE:                By:/s/Eric Hartsough
                                 Eric Hartsough